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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

                            (Print or Type Responses)
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1.   Name and Address of Reporting Person*

Stoltzfus, Jr.               William                         A.
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  (Last)                     (First)                      (Middle)

    37 Hun Road
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          (Street)

Princeton,                      NJ                         08540
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   (City)                    (State)                       (Zip)


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2. Issuer Name and Ticker or Trading Symbol

 Ampex Corporation (AXC)
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

   05/02
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X]  Director                             [ ]  10% Owner

   [ ]  Officer (give title below)           [_]  Other (specify below)

---------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X]  Form filed by One Reporting Person

   [ ]  Form filed by More Than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

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1.                                    2.             3.           4.                             5.             6.       7.
Title of Security                     Transaction    Transaction  Securities Acquired (A) or     Amount of      Owner-   Nature of
(Instr. 3)                            Date           Code         Disposed of (D)                Securities     ship     Indirect
                                      (Month/Day)    (Instr. 8)   (Instr. 3, 4 and 5)            Beneficially   Form:    Beneficial
                                       Year)         ----------------------------------------    Owned at End   Direct   Ownership
                                                     Code     V      Amount    (A)or    Price    of Month       (D) or   (Instr. 4)
                                                                               (D)               (Instr. 3      Indirect
                                                                                                 and 4)         (I)
                                                                                                                (Instr.4)
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
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                     Page 2

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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
________________________________________________________________________________

1.                  2.       3.       4.       5.            6.                7.                8.       9.        10.      11.
Title of            Conver-  Trans-   Trans-   Number of     Date              Title and Amount  Price    Number    Owner-   Nature
Derivative          sion     action   action   Derivative    Exercisable and   of Underlying     of       of        ship     of
Security            or       Date     Code     Securities    Expiration Date   Securities        Deriv-   Deriv-    Form     In-
(Instr. 3)          Exer-    (Month/  (Instr.  Acquired (A)  (Month/Day/Year)  (Instr. 3 and 4)  ative    ative     of       direct
                    cise     Day/     8)       or Disposed                                       Secur-   Secur-    Deriv-   Bene-
                    Price    Year)             of(D)                                             ity      ities     ative    ficial
                    of                         (Instr. 3,                                        (Instr.  Bene-     Secur-   Owner-
                    Deriv-                     4 and 5)                                          5)       ficially  ity:     ship
                    ative             ---------------------------------------------------------           Owned     Direct   (Instr.
                    Secur-            Code V    (A)   (D)    Date     Expira-  Title     Amount           at End    (D) or   4)
                    ity                                      Exer-    tion               or               of        In-
                                                             cisable  Date               Number           Month     direct
                                                                                         of               (Instr.   (I)
                                                                                         Shares           4)        (Instr.
                                                                                                                    4)
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
Option to Acquire                                                               Class A
Note 1               $0.12  5/24/02   A    V   5,000         Note 1   Note 1   Common Stock   5,000       Note 2       D
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

Explanation  of  Responses:
Note 1: Non-qualified stock option grant pursuant to Rule 16b-3 under the Ampex Corporation Stock Incentive Plan (the "Plan"). The option becomes exercisable on the date of the issuer's 2003 Annual Meeting of Stockholders, and expires fifteen months thereafter.

Note 2: This reporting person does not own any other options having the same exercise price and exercise period.


      /s/   William A. Stoltzfus, Jr.                           06/05/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date


**   Intentional misstatements or omissions of facts constitute Federal Criminal
Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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